EXHIBIT 11
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

                                                TRIBUNE COMPANY
                                  STATEMENTS OF COMPUTATION OF PRIMARY AND FULLY DILUTED
                                          NET INCOME PER SHARE (UNAUDITED)


(In thousands, except per share amounts)
                                                               Second Quarter Ended                First Half Ended
                                                           ----------------------------       ----------------------------
PRIMARY                                                    June 25, 1995  June 26, 1994       June 25, 1995  June 26, 1994
---------                                                  -------------  -------------       -------------  -------------
   Net income                                             $   82,127     $   85,032           $  150,090      $  125,101
   Preferred dividends, net of tax                            (4,622)        (4,643)              (9,243)         (9,287)
                                                            ---------      ---------            ---------       ---------
   Net income attributable to common shares               $   77,505     $   80,389           $  140,847      $  115,814
                                                            ---------      ---------            ---------       ---------
   Weighted average common shares outstanding                 65,010         67,379               65,495          67,232
                                                            ---------      ---------            ---------       ---------
   Primary net income per share                           $     1.19     $     1.19           $     2.15      $     1.72
                                                            =========      =========            =========       =========
FULLY DILUTED
--------------
   Net income                                             $   82,127     $   85,032           $  150,090      $  125,101
   Additional ESOP contribution required assuming
     all preferred shares were converted, net of tax          (2,775)        (2,970)              (5,549)         (5,940)
   Assumed elimination of tax benefit on certain ESOP
     preferred dividends                                        (831)          (704)              (1,662)         (1,409)
                                                            ---------      ---------           ----------      ----------
   Adjusted net income                                    $   78,521     $   81,358           $  142,879      $  117,752

   Weighted average common shares outstanding                 65,010         67,379               65,495          67,232

   Assumed conversion of preferred shares into common shares   5,890          6,027                5,890           6,027
   Assumed exercise of stock options, net of common
     shares assumed repurchased with the proceeds                862          1,005                  860           1,050
                                                            ---------      ---------           ----------      ----------
   Adjusted weighted average common shares outstanding        71,762         74,411               72,245          74,309
                                                            ---------      ---------           ----------      ----------

   Fully diluted net income per share                     $     1.09     $     1.09           $     1.98      $     1.58
                                                            =========      =========           ==========      ==========

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See Notes to Consolidated Financial Statements.